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Exhibit 10.3

February 28, 2005

Mr. Frits D. van Paasschen
Onder den Dael 3
1261 CN Blaricum, The Netherlands

Dear Frits:

On behalf of the Molson Coors Board of Directors, I am pleased to extend you an offer as the President and CEO of Coors Brewing Company, a division of Molson Coors Brewing Company. I believe you have the integrity and strength of character to provide the leadership and direction that will lead to a successful future for Coors—both for the U.S. and the company as a whole.

This letter outlines the financial aspects of the position.

  1.
  Roles and responsibilities:    Your title will be President and CEO of Coors Brewing Company. In this role you will have operational responsibilities for the Coors U.S. business, reporting directly to me. You will be located in Golden, Colorado and your commencement date will be on or about March 29, 2005.

  2.
  Sign-on bonus:    The sign-on bonus will consist of two components:

    a.
    We will credit you with a $100,000 contribution under our Deferred Compensation Program as a deferred sign-on bonus.

    b.
    75,000 stock options in Molson Coors Brewing Company, to be granted upon employment, vesting 33 1/3% per year over three years.

  3.
  Base salary:    $625,000 annually, subject to normal deductions, to be reviewed annually along with other senior executives, commencing in 2006.

  4.
  Annual Incentive compensation:    Target bonus of 75% of your annual pay, based fully on the achievement of U.S. Business results. Targets are reviewed annually with the Board of Directors in March of each year, and are currently set on the basis of both top line (volume) and bottom line (adjusted EBIT) growth. For 2005, we agree to guarantee your bonus at the target level. A copy of the 2005 Incentive Plan accompanies this letter and governs this bonus.

  5.
  Special growth bonus:    You will be eligible to participate in a three-year special growth bonus. The total potential payout over three years will be $937,500 (150% of your current base salary.) You will be eligible to earn 33 1/3% per year over a three-year period, if the annual goal of volume growth of 1% over industry growth is achieved. Additionally, you will be eligible to earn 50% of the annual goal of $312,500 (or $156,250), if the annual volume growth is 0.5% over industry growth. The specific annual target will be determined and approved by the Board of Directors each year. We agree to guarantee your 2005 target of $312,500.

  6.
  Long Term Incentive compensation:    You will participate in our Long Term Incentive Compensation Plan along with our other senior executives. Our incentive plan is currently being revised for the Molson Coors merger. Targets are based on competitive market levels. For 2005, we agree to guarantee a stock option grant of no less than 75,000 shares. It is anticipated that future grants will be based on individual performance.

  7.
  Benefits:    Benefits will be those provided for senior Coors executives, subject, as is the case, to changes that may be made from time to time. The benefits include the following:

    a.
    Five weeks of vacation annually;

    b.
    Participation in the Coors Pension Plan and 401k Plan;

    c.
    Participation in the Coors Supplemental Executive Retirement Plan (SERP);

    d.
    Health and disability insurance;

    e.
    Term life insurance in the amount of six times annual base salary.

    f.
    Financial planning

    g.
    Deferred compensation (see attached plan for details)

  8.
  Relocation expenses:    The Company will cover the cost of relocating your household goods (household including in-laws) and furnishings to Colorado from Portland, Oregon and the Netherlands. Other reasonable expenses associated with the sale of your home and relocation will be reimbursed in accordance with our relocation policy, a copy of which accompanies this letter. Temporary housing will be provided until your family relocates and reasonable trips back to the Netherlands will be covered while your family resides in the Netherlands. To the extent taxable, the company will provide the relocation benefits on a grossed-up basis.

  9.
  Severance agreement:    In the event your employment is involuntarily terminated by the company for reasons other than cause, you will be provided lump sum severance benefits equal to one times your base annual salary and target bonus (annual incentive compensation outlined in Section 4) at the time of termination. Cause is defined as 1) your willful failure to perform key job duties after written demand and a reasonable opportunity to do so, and/or 2) willfully engaging in (a) serious illegal conduct, or (b) gross misconduct resulting in a violation of fiduciary duties or injury to the Company.

  10.
  Confidentiality and Non-Compete Agreement:    You are required to execute the enclosed Confidentiality and Non-Compete Agreement. Please sign and return with your acceptance.

  11.
  Code of Business Conduct:    The Code of Business Conduct is a statement of standards of acceptable and appropriate behavior for all Coors employees worldwide. You will be required to complete an on-line tutorial and acceptance process for the Code of Conduct within 90 days of your commencement date (this document is enclosed.)

  12.
  Succession:    In the event that the current CEO of Molson Coors leaves the company after three years and you are not selected to succeed him, you will be eligible to leave the company and receive severance benefits described below, upon giving ninety days notice, provided you have achieved a performance rating of on target or above in each of the most recent two years. This will include the payment of two times your (then) base salary plus target bonus (annual incentive compensation outline in Section 4). Any outstanding stock options will be allowed to continue to vest upon your departure. Additionally, restrictions on any future long term incentive programs (other than stock) will also be allowed to continue to vest.

  13.
  Board Participation:    You may choose to participate in outside boards (e.g. community or corporate), as long as there is no conflict of interest with Molson Coors. Additionally, you will participate in Molson Coors board meetings, as appropriate.

This offer of employment is contingent upon the successful completion of a pre-employment drug screen (you will be sent a screening kit with directions to be administered by your physician), an acceptable background verification report, and the completion of Form I-9 verifying your identity and employment eligibility.

We hope for a mutually rewarding relationship. However, you should know that your employment is "at will" and this letter does not guarantee employment for a certain period of time. This means that you may terminate your employment at any time, with or without cause or notice, and we reserve the same right. This "at will" relationship and the terms of your offer as set forth above, may not be modified, except in writing, by the Chief People Officer of Molson Coors Brewing Company.

On behalf of all of us here at Molson Coors, we look forward to your joining the company. Please sign the statement at the bottom of the letter conferring your acceptance of the position, and return to my attention.

Sincerely,

W. Leo Kiely III
CEO Molson Coors Brewing Company

Enclosures

  •
  2005 Molson Coors Incentive Plan

  •
  Benefits Summary (Benefits on Tap, Retirement on Tap)

  •
  Domestic Relocation Policy

  •
  Confidentiality and Non-Compete Agreement

  •
  Code of Business Conduct

  •
  I-9 Form

  •
  2005 ACC Deferred Compensation Plan

March 21, 2006

Mr. Frits van Paasschen
President
Coors Brewing Company
P.O. Box 4030-NH312
Golden, CO 80401-0030

RE:
Special Equity Award

Dear Frits:

I am pleased to inform you that you have been awarded a special equity grant.

The purpose of the award is to recognize the economic difference between the options you received at the time of your commencement of employment on March 29, 2005, (150,000 stock options of Molson Coors at $77.20 per option) versus those you would have received had we not requested that you advance your originally-planned start date of May 2, 2005 (150,000 stock options at $62.24). Following is the design of the award that accomplishes this purpose:

  •
  150,000 limited stock appreciation rights (LOSARs), which upon exercise will entitle you to receive MCBC shares with a fair market value equal to the excess of the then MCBC trading price (up to a ceiling of $77.20, the price at which your 150,000 options kick in) over the greater of the MCBC trading price on the date of grant (today) or $62.24; and

  •
  Because MCBC's trading price today is greater than $62.24, you also have been awarded RSUs with a value equal to 150,000 times the difference between today's trading price and $62.24.

  •
  You would be able to exercise the LOSARs at any time after May 2, 2007, until the expiration date of your original option grant.

  •
  As noted above, upon exercise, you will receive the full gain on the number of LOSARs exercised in an equivalent number of shares (determined using the stock price on the date of exercise). If you exercise before May 2, 2008 (the date the option award would have vested in full), the shares will be restricted shares which would then vest on May 2, 2008. The RSUs would also vest at that time.

  •
  In the event of your death, disability, or involuntary termination for reasons other than cause, or a change of control, any restricted shares which have been issued will immediately vest. In the case of a voluntary termination (quit) or involuntary termination for cause, the shares will be forfeited.

The award is being made under the Company's Incentive Compensation Plan and a formal award agreement will follow.

Frits, I hope you know that from the Board on down you are viewed as a highly valued member of our management team.

Very truly yours,

Leo Kiely
President and CEO

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  Exhibit 10.3